Exhibit (c)(2)

Why the Tender Offer is Reasonable for CNX Gas Public Shareholders

•

An all-cash tender offer gives CNX Gas public shareholders the flexibility of being able to reinvest proceeds in CONSOL or other investments as they see fit, rather than being forced to accept CONSOL shares

•	The $38.25/share tender offer price provides an attractive premium relative to precedent transactions

•	24.2% over current price (3/19/2010) vs. 20% for precedent transactions

•	45.8% over pre-announcement of Dominion transaction (3/12/2010)

•	Compares favorably to consensus analyst target price of $37.50

•	Offer price is being made at an attractive valuation relative to CNX Gas peers

	TEV/EBITDA		P/E		Proved Reserve Value ($/Mufe)		Daily Production Value ($/Mcfe/d)
	CNX Gas	Peer Mean	CNX Gas	Peer Mean	CNX Gas	Peer Mean	CNX Gas	Peer Mean
TTM	15.6x	12.0x	35.1x	NA	$3.09	$2.95	$22,816	$20,283
2010E	14.2x	9.2x	30.6x	32.7x
2011E	13.7x	7.4x	29.6x	24.3x

•	Only 25 mm shares (16.7%) are floating ($776 mm)
•	9.5 mm shares (6.3%) owned by T. Rowe Price ($292 mm)
•	3.9 mm shares (2.6%) owned by Advisory Research ($120 mm)
•	18.2 mm shares (12.0%) owned by top 6 holders ($560 mm)
•	19.5 mm shares (12.9%) owned by top 10 holders ($600 mm)
•	Arguably, only 5.7 mm shares ($175 mm) actually float beyond the top 10 holders
•	Average Daily Trade Volume = 178,562 over past 90 days v. peers 2,767,294
•	Limited liquidity for current shareholders
•	Limits the investors that can own the stock

•	EBITDA growth rate lower than peers (UPL, RRC, SWN, HK, ATLS, COG)
•	10% vs. 43% for the peers from 2009 – 2010, 3% vs. 27% from 2010 – 2011
•	Limited access to capital to exploit CNX Gas’ large asset base
•	Parent hasn’t been willing to issue equity for deferred tax and dilution reasons
•	Parent has limited leverage at the CNX Gas consolidated subsidiary for credit rating purposes and because of Parent’s legacy liabilities

•	Parent historically focused on coal business – gas business has had to compete for resources